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CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2013 RESULTS

Norton, Massachusetts, March 5, 2014.  CPS Technologies Corporation (OTCQB:CPSH) today announced revenues of $5.1 million and a net profit of $276 thousand for the Fourth Quarter ended December 28, 2013.  This compares with revenues of $4.1 million and a net loss of $84 thousand for the Fourth Quarter ended December 29, 2012.

Revenues for the year ended December 28, 2013 totaled $21.4 million compared with $14.1 million for the year ended December 29, 2012.  Net income for the year totaled $1.0 million versus a net loss of $1.5 million for the year ended December 29, 2012.

Grant Bennett, President and CEO, said, “After a very challenging 2012 when we were adversely affected by a slowdown in demand, primarily in Europe, we rebounded to establish a record level of annual sales, profits and cash generation.  Looking forward we see our base business as healthy and growing.   Market research studies project our major markets of traction, especially high speed trains, and hybrid and electric vehicles growing at annual rates in the mid-teens for the next several years.

“We are reinvesting funds generated from this base business in an expansion of sales and marketing and on breakout opportunities, including armor and oil and gas.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2013 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	-----Quarter Ended-----		-----Year Ended-----
	Dec. 28,	Dec. 29,	Dec. 28,	Dec. 29,
	2013	2012	2013	2012

Total Revenues	$5,099,890	$4,124,488	$21,405,999	$14,051,710
Cost of Sales	3,738,700	3,791,583	16,048,922	13,795,773

Gross Margin	1,361,190	332,905	5,357,077	255,937
Operating Expenses	930,522	760,299	3,897,588	3,055,077

Operating income (loss)	430,668	(427,394)	1,459,489	(2,799,140)
Interest expense, net	(3,854)	(12,330)	(30,327)	(28,588)

Income (loss) before income taxes	426,814	(439,724)	1,429,162	(2,827,728)
Income tax expense (benefit)	150,987	(355,700)	462,707	(1,305,700)

Net income (loss)	275,827	(84,024)	966,455	(1,522,028)

Net income (loss) per diluted share	$0.02	($0.01)	$0.07	($0.12)
Shares outstanding, diluted	13,489,954	12,871,671	13,265,486	12,869,618

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Dec. 28,	Dec. 29,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$1,571,054	$306,854
Accounts receivable trade, net	2,900,457	2,876,149
Inventories, net	2,183,699	2,457,315
Prepaid expenses	175,726	140,723
Deferred taxes, current	649,420	354,825

Total current assets	7,480,356	6,135,866
Property and equipment, net	1,832,787	1,781,220
Deferred taxes, non-current	1,826,482	2,432,148

Total assets	$11,139,625	$10,349,234

Liabilities and Equity
Current liabilities:
Line of Credit Borrowings	$—	$500,000
Accounts payable	1,091,909	1,179,313
Accrued expenses	1,106,813	938,043
Capital leases, current	76,372	123,366

Total current liabilities	2,275,094	2,740,722
Capital leases, non-current	—	76,372

Total liabilities	2,275,094	2,817,094
Stockholders' equity	8,864,531	7,532,140

Total liabilities and stockholders' equity	$11,139,625	$10,349,234